Exhibit 99.1

Analog Devices Appoints Dr. Susie Wee to Board of Directors

Norwood, MA – November 26, 2019 – Analog Devices, Inc. (Nasdaq: ADI) today announced the appointment of Dr. Susie Wee to the Board of Directors as an independent director, effective November 29, 2019. Dr. Wee is the Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems and will serve on the Board’s Compensation Committee.

“We are pleased to welcome Susie to the ADI Board. Her extensive experience in information technology and application development, together with her established track record of driving software innovation at global technology companies, will be of great value to ADI and our customers,” said Ray Stata, ADI Chairman of the Board. “We look forward to her contributions as ADI continues to play an increasingly important role at the intersection of the physical and digital domains.”

At Cisco, Dr. Wee leads the DevNet and CX Ecosystem Success group, which is building the ecosystem of customers, partners, IT professionals, and software developers who innovate with Cisco platforms. She also oversees Cisco’s professional training and certification program and founded and leads DevNet, the company’s developer program. Under her leadership, DevNet has become a critical element of Cisco’s transformation strategy to a software company and has grown to a vibrant community of over 500,000 developers. Prior to this, Dr. Wee was the Senior Vice President and Chief Technology Officer of Cisco DevNet and the Vice President & Chief Technology and Experience Officer of Cisco’s Collaboration Technology Group. Before joining Cisco in 2012, Dr. Wee had a 15-year career at Hewlett Packard, where she held a number of leadership positions, including Vice President and General Manager of Experience Software Business, Chief Technology Officer of Client Cloud Services, and Lab Director at HP Labs.

She is the recipient of many industry awards, including the Red Dot Design Concept Award (2015), Forbes’ 100 Most Powerful Women list (2012), Women in Technology’s Hall of Fame Award (2010), ComputerWorld’s Top 40 Innovators Under 40 (2007), and INCIT’s Technical Excellence Award (2007), among others. She became an IEEE Fellow in 2009 for her contributions in multimedia technology and has more than 50 international publications and 60 granted patents.

Dr. Wee earned her S.B., S.M. and Ph.D. degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

About Analog Devices

Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com

Editor’s Contact Information

Michael Lucarelli
781-461-3282
Director of Investor Relations
investor.relations@analog.com